Part II
Item 4. (continued)


                                   EXHIBIT 11
                                   ----------


                       CHASE PREFERRED CAPITAL CORPORATION
                   Computation of net income per common share
               (in thousands, except share and per share amounts)
                                   (Unaudited)


Net income for basic and fully diluted earnings per share is computed by subtracting from the applicable earnings the dividend requirements on preferred stock to arrive at earnings applicable to common stock and dividing this amount by the weighted average number of shares of common shares outstanding during the period.


                                                         Six Months Ended
                                                             June 30
                                                      2000             1999

(in thousands, except shares outstanding)
================================================================================

Earnings:

Net income                                         $   146,426      $   35,195
Less:  preferred stock dividend requirements           112,092          22,275
                                                   -----------      ----------

Net income applicable to common stock              $    34,334      $   12,920
                                                   -----------      ----------

Shares:

Average common shares outstanding                            1               1

Basic and fully diluted net income per share:      $    34,334      $   12,920
                                                   ===========      ==========

================================================================================


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